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As filed with the Securities and Exchange Commission
on June 6, 1996.                                Registration No. 333-

==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                                 U. S. BANCORP
            (Exact name of registrant as specified in its charter)

                Oregon                              93-0571730
          (State of incorporation)      (IRS Employer Identification No.)

          111 S.W. Fifth Avenue
          Portland, Oregon                            97204
    (Address of principal executive offices)       (Zip Code)

             U. S. BANCORP STOCK OPTIONS ISSUED UPON CONVERSION OF
               STOCK OPTIONS HELD BY EMPLOYEES AND DIRECTORS OF
                          CALIFORNIA BANCSHARES, INC.
                           (Full title of the plan)


                                Dwight V. Board
                           Executive Vice President
                                 U. S. Bancorp
                             111 S.W. Fifth Avenue
                            Portland, Oregon  97204
                           Telephone (503) 275-3706
          (Name, address, and telephone number of agent for service)

                                CALCULATION OF REGISTRATION FEE

============================================================================================
                                      Proposed Maximum   Proposed Maximum
Title of Securities    Amount to be    Offering Price       Aggregate          Amount of
  to be Registered      Registered       Per Share        Offering Price    Registration Fee
____________________________________________________________________________________________
    Common Stock,      591,453 shares        (1)           $8,654,850(1)       $2,985(1)
  $5 par value, and
  options therefor

==============================================================================
(1) Pursuant to Rule 457(h), the aggregate offering price and the registration fee have been computed upon the basis of the total offering price for which outstanding options to purchase California Bancshares,
    Inc., common stock, which are to be converted into options to purchase
    U.S. Bancorp common stock with the same total offering price in connection with the pending merger of California Bancshares, Inc., with and into U.S. Bancorp, may be exercised.

==============================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

          (a) The registrant's annual report on Form 10-K for the year ended December 31, 1995.

          (b) The registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1996.

          (c)  The registrant's current reports on Form 8-K dated
    December 26, 1995 (as amended by Amendment No. 1 filed February 6, 1996), January 31, 1996, and March 11, 1996.

          (d)  The description of the registrant's Common Stock included as
    Exhibit 28 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1992.

          All documents filed by the registrant subsequent to those listed above pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          ORS 60.367, a section of the Oregon Business Corporation Act ("Act"), provides that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

          Under Sections 60.387 to 60.414 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's articles of incorporation provide otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is wholly successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said sections a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding if (i) the Indemnitee's conduct was in good faith and in a manner he or she reasonably believed was in the corporation's best interests or at least not opposed to its best interests, (ii) the Indemnitee had no reasonable cause to believe his or her conduct was unlawful if the proceeding was a criminal proceeding, (iii) the Indemnitee was not adjudged liable to the corporation if the proceeding was by or in the right of the corporation (in which case indemnification is limited to the Indemnitee's reasonable expenses in connection with the proceeding) and (iv) the Indemnitee was not adjudged liable on the basis that he or she improperly received a personal benefit.

          Article VI of the registrant's Articles of Incorporation contains the following provision:

                "A. The Corporation shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, and administrators. The indemnification provided in this paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise."

          The registrant has entered into an indemnification agreement with each of its directors. Each such agreement provides that the registrant will indemnify the director (i) to the full extent authorized or permitted by the Act or any other applicable statute or the registrant's Articles of Incorporation or Bylaws or any amendment thereof and (ii) against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (A) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (B) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law or (C) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of federal or state statutory law.

          Each such agreement also provides that the registrant will maintain in effect, as long as the director continues to serve in such capacity and thereafter so long as he or she is subject to any possible claim, directors' and officers' liability insurance coverage at least comparable to the coverage provided at the date the agreement was entered into unless such insurance is not reasonably available or the premium cost is substantially disproportionate to the amount or scope of coverage. In the event the registrant does not maintain such insurance coverage, the registrant agrees to indemnify the director to the full extent of the coverage in effect at the date the agreement was entered into.

          The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-5.

Item 9.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)  To include any prospectus
                required by Section 10(a)(3) of the
                Securities Act of 1933 ("Securities Act");

                      (ii)  To reflect in the prospectus any
                facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii)  To include any material
                information with respect to the plan of
                distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                  SIGNATURES

The Registrant.

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 5th day of June, 1996.

                                                    U. S. BANCORP
                                                    (Registrant)


                                                    By /s/ Dwight V. Board
                                                    Dwight V. Board
                                                    Executive Vice President
                  ___________________________________________

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 5th day of June, 1996.

                      Signature                                 Title

        (1)  Principal Executive                Chairman of the Board and
             Officer and Director:              Chief Executive Officer and
                                                Director



         GERRY B. CAMERON*

        (2)  Principal Financial and            Executive Vice President and
             Accounting Officer:                Chief Financial Officer


         STEVEN P. ERWIN*

        (3)  A majority of the Board
             of Directors:


        HARRY BETTIS*
        CAROLYN SILVA CHAMBERS*
        FRANKLIN G. DRAKE*
        ROBERT L. DRYDEN*                       Director
        JOHN B. FERY*
        JOSHUA GREEN III*
        DANIEL R. NELSON*
        ALLEN T. NOBLE*
        PAUL A. REDMOND*
        BENJAMIN R. WHITELEY*

        *By /s/ Dwight V. Board
                Dwight V. Board, Attorney-in-Fact

                               INDEX TO EXHIBITS



5. Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP as to the legality of the securities being registered.

23.1 Consent of Deloitte & Touche LLP with respect to financial statements of the registrant.

23.2 Consent of Coopers & Lybrand L.L.P. with respect to financial statements of West One Bancorp.

23.3    Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
        Exhibit 5).

24.     Power of attorney of certain officers and directors.



        Other exhibits listed in Item 601 to Regulation S-K are not applicable.
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